Exhibit 24

POWER OF ATTORNEY

The undersigned persons do hereby appoint Thomas Poitras or Robert T. Cushing as a true and lawful Attorney In Fact for the sole purpose of affixing their signatures to the Annual Report on Form 10-K for the year ended December 31, 2008 of TrustCo Bank Corp NY to be filed with the Securities and Exchange Commission.

/s/ Joseph Lucarelli	/s/ Robert J. McCormick
Joseph Lucarelli	Robert J. McCormick

/s/ Thomas O. Maggs	/s/ William D. Powers
Thomas O. Maggs	William D. Powers

/s/ Anthony J. Marinello	/s/ William J. Purdy
Dr. Anthony J. Marinello	William J. Purdy

/s/ Robert A. McCormick
Robert A. McCormick

Sworn to before me this 20th day of February 2009.

/s/Joan Clark
Notary Public

Joan Clark
Notary Public, State of New York
Qualified in Albany County
No. 01CL4822282
Commission Expires November 30, 2010